Exhibit 99.1

Gentherm Reports 2018 Second Quarter Results

Achieved Quarterly Revenue and Net Income Growth Despite Industry Headwinds

Reaffirms Full Year 2018 Guidance

NORTHVILLE, Michigan, July 26, 2018 /Global Newswire/ -- Gentherm (NASDAQ:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the second quarter ended June 30, 2018.

Second Quarter Highlights

•	Product revenues of $263.8 million increased 8.4 percent from $243.4 million in the second quarter of 2017
•	Earnings per share was $0.45 as compared to $0.23 for the prior-year period
•

Adjusted earnings per share, excluding restructuring charges, unrealized currency gain, expenses and other impacts related to acquisitions (see table herein), was $0.58. Adjusted earnings per share in the prior-year period was $0.53

•	Secured record automotive new business awards totaling over $440 million in the quarter, of which approximately 45 percent represents Climate Controlled Seat (CCSTM)

Phil Eyler, the company's President and CEO, said “The results of the second quarter are indicative of the solid initial progress that we are making on our key strategic initiatives to focus growth, extend technology leadership, expand margins and ROIC and to optimize our capital allocation. We achieved organic revenue growth in automotive, despite the headwind in automotive production in North America.  In addition, we made significant progress in our Fit-for-Growth programs which resulted in lower operating expenses. As a result, we remain on pace to achieve our 2018 full-year financial objectives.

Continued Eyler, "With our focused growth strategy, we secured approximately $800 million of new awards from top auto makers around the world year to date. I am pleased with our momentum on market launches during the quarter, including multiple CCSTM systems with General Motors, Hyundai, Jaguar, Lexus and several other OEMs, contributing to sequential CCSTM revenue growth. In addition, we launched a 48-volt lithium-ion thermoelectric battery thermal management system on the hybrid version of the iconic Jeep Wrangler, coupled with FCA’s new eTorque technology.”

2018 Second Quarter Financial Review

Product revenues for the second quarter of 2018 of $263.8 million grew $20.4 million, or 8.4 percent, as compared to the prior-year period.  The year-over-year growth was comprised of a $25.0 million, or 11.6 percent, increase in the Automotive segment and a $4.6 million, or 16.7 percent, decrease in the Industrial segment. Adjusting for the Etratech acquisition and foreign currency, organic product revenues declined 0.1 percent as compared to the prior year. This year-over-year decline was comprised of a 1.9 percent increase in automotive revenue and a 16.7 percent decline in industrial revenue.

The $25.0 million increase in automotive revenue was driven by growth in all products except CCSTM. The 8.2 percent decline in CCSTM revenue was primarily due to the continuing impact of the transition from the higher-priced active cool seat technology to the lower-priced heated and ventilated technology, as well as the 3 percent decline in overall North American vehicle production, the market where our CCSTM products have the highest penetration. Revenue from all other automotive products, excluding Etratech, increased 15.3 percent year over year or 9.8 percent excluding the impact of foreign currency. On a pro forma basis, Etratech revenue grew 7.4 percent compared to the prior-year period.

The $4.6 million decline in Industrial segment revenue resulted from significantly lower custom project revenue in the remote power generation business due to timing of shipments on customer projects, as well as lower year-over-year sales in the Cincinnati Sub-Zero (CSZ) industrial chamber business which had benefitted from shipments of several large custom projects in the year-ago period. These declines were partially offset by higher medical revenue. CSZ medical revenue grew 5.5% year-over-year to $7.4 million as a result of positive momentum from the new direct sales model.

See the “Revenue by Product Category” table enclosed herein for additional detail.

The gross margin rate declined to 28.2 percent in the current year period, as compared to 32.2 percent in the prior-year period, primarily as a result of changes in product mix, timing differences between annual customer price decreases compared to supplier cost reductions, lower margin on battery thermal management (BTM) associated with the launch phase of the new actively cooled technology programs and the lower margin of Etratech, partially offset by fixed cost leverage from higher unit volume. The Company expects higher gross margins in the second half of the year due to fixed cost leverage on higher revenue, as well as the impact of cost reduction initiatives including increased material cost savings.

The Company expects potential headwind on product costs as a result of the tariffs announced by the Office of the United States Trade Representative (USTR) under the Section 301 Action that went into effect on July 6, 2018. The Company is working with its suppliers and customers to continue to assess and potentially mitigate any impact from these new tariffs.

Net research and development (R&D) expenses of $21.0 million in the second quarter of 2018 declined $0.4 million, or 1.8 percent, year over year. The Company’s increased investment in R&D, coupled with the impact of currency and the acquisition of Etratech, was more than offset by increased R&D reimbursements and decreased spending as a result of the Fit-for-Growth cost reduction initiatives. While the Company does not expect future R&D reimbursements to continue at the same level going forward, it does expect lower R&D expenses as a result of its focused portfolio and further Fit-for-Growth cost reduction initiatives.

Selling, general and administrative (SG&A) expenses of $31.6 million in the second quarter of 2018 decreased $0.1 million versus the prior-year period.  The increased costs associated with currency translation, the acquisition of Etratech and the mark-to-market impact of stock compensation were more than offset by the early stage cost savings from the Fit-for-Growth program. On a sequential basis, SG&A decreased 6.2 percent.

During the quarter, the Company recognized $6.2 million in restructuring charges which represent actions in process associated with its Fit-for-Growth program that are expected to deliver annualized savings of approximately $12 million.

As described more fully in the table included below, “Reconciliation of Net Income to Adjusted EBITDA,” the Company recorded Adjusted EBITDA of $35.5 million during the second quarter of 2018 compared to $35.1 million in the prior year, a year-over-year increase of $0.4 million.

Income tax expense in the second quarter of 2018 was $3.1 million, as compared to $2.4 million in the prior-year period.  For the second quarter of 2018, this represents an effective tax rate of 15.6 percent, as compared to 21.8 percent in the prior-year period. The effective tax rate for the second quarter of 2018 differed from the Federal statutory rate of 21 percent, primarily due to the impact of discrete adjustments, including a favorable windfall tax benefit on stock option exercises and due to certain intercompany transactions, which shifted taxable income to jurisdictions with lower tax rates. For the second half of 2018, the Company expects its effective tax rate to be approximately 24 percent.

During the second quarter, the Company recorded a net foreign currency gain of $5.2 million, which included a net realized gain of $0.6 million and a net unrealized gain of $4.5 million. This unrealized gain was primarily the result of holding a portion of its U.S. Dollar cash at the Company’s subsidiaries in Europe, as well as certain intercompany relationships. In the prior-year period, the Company recognized a net foreign currency loss of $13.3 million, which primarily represented a net unrealized foreign currency loss also related to the Company’s cash held at its European subsidiaries and intercompany balances.

Earnings per share for the second quarter of 2018 was $0.45 as compared to $0.23 for the prior-year period.  Adjusted earnings per share, excluding restructuring costs, unrealized currency loss, acquisition transaction expenses and other items (see table included below), was $0.58.  Adjusted earnings per share in the prior-year period was $0.53 on a diluted basis.

In June, the Company’s Board of Directors authorized an increase in the company’s stock repurchase plan to $300 million. During the quarter, the company repurchased approximately $20.2 million shares. After additional repurchases in July, there is approximately $268.2 million available for repurchase under the repurchase plan, as amended.

Guidance

The Company reaffirms the guidance previously provided at its Investor Day event on June 25, 2018:

•

Product revenues are expected to grow between 8 and 10 percent to a range of $1.06 billion to $1.08 billion, reflecting 3 to 5 percent organic growth and the full-year contribution from Etratech, which was acquired in November 2017

•	Operating expense is expected to be between 20 and 22 percent of product revenues
•	Gross margin rate is expected to be between 29 and 31 percent
•	Adjusted EBITDA is expected to be between 14 and 15 percent of product revenues
•	Capital expenditures are expected to be approximately $50 million
•	ROIC is expected to be between 12 and 13 percent

Additionally, the Company reaffirms its 2021 outlook previously provided on June 25, 2018.

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 AM Eastern Time to review these results.  The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.).  The passcode for the live call is 13681343.

A simultaneous webcast of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

For those unable to listen to the live broadcast, a webcast replay will also be available on the Company’s website as noted above.

A telephonic replay will be available at approximately 2 hours after the call until 11:59 p.m. Eastern Time on August 9, 2018. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13681343.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
(248) 308-1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has over 13,000 employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam.  For more information, go to www.gentherm.com.

Forward Looking Statements

Except for historical information contained herein, statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this press release are made as of the date hereof or as of the date specified and are based on management's current expectations and beliefs. Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause the Company's actual performance to differ materially from that described in or indicated by the forward looking statements. Those risks include, but are not limited to, risks that new products may not be feasible, sales may not increase, additional financing requirements may not be available, new competitors may arise or customers may develop their own products to replace the Company’s products, customer preferences for end products may shift, the Company may lose suppliers or customers, market acceptance of the Company’s existing or new products may decrease, cost reduction initiatives may not produce expected savings, synergies or efficiencies in its Fit-for-Growth or other initiatives, trends in electrified powertrains may decrease, the Company may not be able to protect is intellectual property rights, implementation of strategic partnerships and collaborations may be unsuccessful, currency exchange rates may change unfavorably, pricing pressures from customers may increase, the Company’s workforce and operations could be disrupted by civil or political unrest in the countries in which the Company operates, free trade agreements may be altered in a manner adverse to the Company, our customers may not accept pass-through of new tariff costs, additional tariffs may be implemented, medical device regulations could change in an unfavorable manner, commodity prices may fluctuate, legislative or regulatory changes may impact or limit the Company’s business, market conditions or regional growth may decline, general industry conditions may decline, and other adverse conditions in the industries in which the Company operates may negatively affect its results. You should review the Company's filings with the Securities and Exchange Commission (the “SEC”), including “Risk Factors”, in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of these and other risks and uncertainties. The business outlook discussed in this press release does not include the potential impact of any business combinations, acquisitions, divestitures, strategic investments and other significant transactions that may be completed after the date hereof. Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP throughout this press release, the Company has provided information regarding “earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, restructuring expenses, unrealized currency gain or loss and unrealized revaluation of derivatives” (Adjusted EBITDA) and “Return on Invested Capital (ROIC)” (each, a non-GAAP financial measure). We define ROIC as tax-affected operating income, prior to the effect of extraordinary or unusual items, divided by Invested Capital. Invested Capital is defined as shareholders’ equity and total debt, less cash and cash equivalents.

In evaluating its business, the Company considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis. Additionally, management believes that ROIC provides a useful measure of how effectively the Company uses capital to generate profits. Other companies in our industry may calculate these non-GAAP financial measures differently than we do and those calculations may not be comparable to our metrics. These non-GAAP measures have limitations as analytical tools, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA or ROIC in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.

Non-GAAP measures referenced in this press release may include estimates of future Adjusted EBITDA and ROIC. Such forward-looking non-GAAP measures may differ significantly from the corresponding GAAP measures, due to depreciation and amortization, tax expense, and/or interest expense, some or all of which management has not quantified for the future periods.

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Product revenues	$263,779	$243,378	525,668	$492,645
Cost of sales	189,308	165,060	372,652	329,176
Gross margin	74,471	78,318	153,016	163,469
Operating expenses:
Net research and development expenses	21,022	21,407	44,326	40,912
Selling, general and administrative expenses	31,641	31,775	65,368	62,581
Restructuring expenses	6,215	—	7,080	—
Total operating expenses	58,878	53,182	116,774	103,493
Operating income	15,593	25,136	36,242	59,976
Interest expense	(1,240)	(1,261)	(2,420)	(2,383)
Foreign currency gain (loss)	5,174	(13,251)	596	(14,580)
Other income	215	260	1,326	505
Earnings before income tax	19,742	10,884	35,744	43,518
Income tax expense	3,083	2,371	6,119	9,603
Net income	$16,659	$8,513	$29,625	$33,915
Basic earnings per share	$0.46	$0.23	$0.81	$0.92
Diluted earnings per share	$0.45	$0.23	$0.81	$0.92
Weighted average number of shares – basic	36,523	36,777	36,560	36,699
Weighted average number of shares – diluted	36,667	36,840	36,663	36,796

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GENTHERM INCORPORATED
REVENUE BY PRODUCT CATEGORY
(Unaudited, in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2018	2017	% Diff.		2018	2017	% Diff.
Climate Controlled Seat (CCSTM)	$90,680	$98,816	-8.2%		$178,898	$200,861	-10.9%
Seat Heaters	80,176	73,804	8.6%		164,396	151,449	8.5%
Steering Wheel Heaters	17,540	14,501	21.0%		35,097	29,544	18.8%
Automotive Cables	25,645	21,955	16.8%		52,510	43,684	20.2%
Battery Thermal Management (BTM)	7,241	2,683	169.9%		11,402	4,427	157.6%
Etratech	15,201	—	7.4	%(1)	30,389	—	13.3	%(1)
Other Automotive	4,340	4,053	7.1%		8,150	7,680	6.1%
Subtotal Automotive	$240,823	$215,812	11.6%		$480,842	$437,645	9.9%
Remote Power Generation (GPT)	5,171	7,501	-31.1%		9,733	14,913	-34.7%
Cincinnati Sub-Zero Products (CSZ)	17,785	20,065	-11.4%		35,093	40,087	-12.5%
Subtotal Industrial	$22,956	$27,566	-16.7%		$44,826	$55,000	-18.5%
Total Company	$263,779	$243,378	8.4%		$525,668	$492,645	6.7%

(1)

Amount represents the pro-forma growth for Etratech by comparing the amount of revenue during the 2018 period to Etratech’s revenue during the prior-year period which totaled $14,148 and $26,831, respectively, which is not included in Gentherm’s revenue since the acquisition did not occur until November 1, 2017.

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GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net Income	$16,659	$8,513	$29,625	$33,915
Add Back:
Income tax expense	3,083	2,371	6,119	9,603
Interest expense	1,240	1,261	2,420	2,383
Depreciation and amortization	12,859	10,927	25,679	21,048
Adjustments:
Restructuring expenses	6,215	—	7,080	—
Unrealized currency loss (gain)	(4,532)	12,041	(890)	13,386
Adjusted EBITDA	$35,524	$35,113	$70,033	$80,335

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GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(Unaudited and in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		Future Full Year Periods (estimated)
	2018	2017	2018	2017	2018	2019	2020	Thereafter
Non-cash purchase accounting impacts
Customer relationships amortization	2,607	1,938	5,273	3,826	10,272	8,121	6,831	34,503
Technology amortization	985	886	1,791	1,570	2,974	2,415	2,415	2,755
Trade name amortization	—	43	—	86	—	—	—	—
Inventory fair value adjustment	30	—	59	—	118	39	—	—
Other effects
Unrealized currency loss (gain)	(4,532)	12,037	(890)	13,383
Restructuring expenses	6,276	—	7,141	—
Total acquisition transaction expenses, purchase accounting impacts and other effects	$5,366	$14,904	$13,374	$18,865	$13,364	$10,575	$9,246	$37,258
Tax effect of above	(711)	(3,944)	(2,452)	(4,959)	(2,178)	(1,551)	(1,252)	(4,068)
Net income effect	$4,655	$10,960	$10,922	$13,906	$11,186	$9,024	$7,994	$33,190

Earnings per share - difference
Basic	$0.12	$0.30	$0.30	$0.38
Diluted	$0.13	$0.30	$0.30	$0.38
Adjusted earnings per share
Basic	$0.58	$0.53	$1.11	$1.30
Diluted	$0.58	$0.53	$1.11	$1.30

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GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$65,357	$103,172
Accounts receivable, less allowance of $1,165 and $973, respectively	200,024	185,058
Inventory:
Raw materials	65,686	64,175
Work in process	13,251	16,139
Finished goods	39,426	41,095
Inventory, net	118,363	121,409
Derivative financial instruments	—	213
Prepaid expenses and other assets	62,828	51,217
Total current assets	446,572	461,069
Property and equipment, net	203,949	200,294
Goodwill	68,845	69,685
Other intangible assets, net	73,574	83,286
Deferred financing costs	811	936
Deferred income tax assets	82,762	30,152
Other non-current assets	13,500	37,983
Total assets	$890,013	$883,405
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$95,022	$89,596
Accrued liabilities	72,781	77,209
Current maturities of long-term debt	3,433	3,460
Derivative financial instruments	454	1,050
Total current liabilities	171,690	171,315
Pension benefit obligation	7,372	7,913
Other liabilities	7,422	2,747
Long-term debt, less current maturities	109,467	141,209
Deferred income tax liabilities	5,636	6,347
Total liabilities	301,587	329,531
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 36,400,971 and 36,761,362 issued and outstanding at June 30, 2018 and December 31, 2017, respectively	252,740	265,048
Paid-in capital	15,838	15,625
Accumulated other comprehensive loss	(31,843)	(20,444)
Accumulated earnings	351,691	293,645
Total shareholders’ equity	588,426	553,874
Total liabilities and shareholders’ equity	$890,013	$883,405

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GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Operating Activities:
Net income	$29,625	$33,915
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	25,823	21,191
Deferred income taxes	(1,799)	(2,278)
Stock compensation	4,063	4,761
Defined benefit plan (income) expense	(103)	94
Provision of doubtful accounts	204	6
Loss on sale of property and equipment	2,156	249
Changes in operating assets and liabilities:
Accounts receivable	(17,469)	(6,949)
Inventory	1,631	1,149
Prepaid expenses and other assets	(12,094)	(5,147)
Accounts payable	10,540	(2,932)
Accrued liabilities	(10,034)	(37,944)
Net cash provided by operating activities	32,543	6,115
Investing Activities:
Proceeds from the sale of property and equipment	698	34
Final payment for acquisition of subsidiary, net of cash acquired	(15)	(2,000)
Purchases of property and equipment	(22,138)	(25,750)
Net cash used in investing activities	(21,455)	(27,716)
Financing Activities:
Borrowing of debt	15,000	—
Repayments of debt	(46,742)	(8,428)
Cash paid for the cancellation of restricted stock	(882)	(1,100)
Proceeds from the exercise of Common Stock options	4,966	2,061
Cash paid for the repurchase of restricted stock	(20,241)	(53)
Net cash used in financing activities	(47,899)	(7,520)
Foreign currency effect	(1,004)	16,111
Net increase (decrease) in cash and cash equivalents	(37,815)	(13,010)
Cash and cash equivalents at beginning of period	103,172	177,187
Cash and cash equivalents at end of period	$65,357	$164,177
Supplemental disclosure of cash flow information:
Cash paid for taxes	$18,100	$58,831
Cash paid for interest	$2,608	$2,190
Supplemental disclosure of non-cash transactions:
Common Stock issued to Board of Directors and employees	$2,419	$2,229

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